Exhibit 99.1

Press Release

Vuzix Reports Third Quarter 2026 Results

-	Vuzix Causeway optical interconnect platform: evaluation samples shipped, co-development letter of intent entered into and ongoing engagement with more than 10 companies across the AI optical interconnect ecosystem within 90 days of launch announcement

-	Defense: just under $1.0 million in new OEM defense orders received to date in Q4; SHRIKE Defense Display Platform now shipping for customer evaluation

-	Manufacturing: Rochester waveguide facility upgrades operational, high-index material processing operational and functional single-plate color waveguides delivered for customer evaluation

ROCHESTER, N.Y., November 12, 2026 – Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a supplier of AI-powered smart glasses, waveguides for smart glasses and co-packaged optical data center interconnects, and related augmented reality technologies, today reported its financial results for the third quarter ended September 30, 2026.

“During the third quarter, Vuzix continued to advance its transition towards a more OEM-focused business built around advanced waveguide technologies, optical engineering and its U.S.-based manufacturing capabilities,” said Paul Travers, President and CEO of Vuzix. “While sales of our established enterprise smart glasses products declined year-over-year, reflecting models we discontinued at the end of 2025, we are seeing new tangible progress in defense and other customer-directed opportunities. Our defense business is becoming an increasingly important part of this strategy, supported by just under $1.0 million in recently secured new orders, additional expected defense opportunities are now progressing through the award contracting process, and ongoing production and next-generation development work with Collins Aerospace. The recent launch of our SHRIKE Defense Display Platform and our expanded domestic manufacturing capabilities further position us to address specialized defense and security requirements.”

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended September 30, 2026 and 2025, respectively:

	For Three Months Ended September 30
	($000s, except per share amounts)
	2026	2025
Sales:
Sales of Products	$494	$896
Sales of Engineering Services	220	265
Total Sales	714	1,161

Total Cost of Sales	1,582	1,572

Gross Loss	(868)	(411)

Operating Expenses:
Research and Development	3,318	2,936
Selling and Marketing	1,641	1,147
General and Administrative	2,488	2,575
Depreciation and Amortization	163	424

Loss from Operations	(8,477)	(7,494)

Total Other Income	91	140
Net Loss	(8,386)	(7,354)

Loss per Common Share	$(0.10)	$(0.09)

Third Quarter 2026 Financial Results

For the three months ended September 30, 2026, total revenues decreased by 38% to $0.7 million versus $1.2 million for the comparable period in 2025. Product sales were $0.5 million versus $0.9 million, a decrease of 45%. Engineering services and OEM product sales were $0.2 million versus $0.3 million, a decrease of 17%.

There was an overall gross loss of $0.9 million for the three months ended September 30, 2026 as compared to a gross loss of $0.4 million for the comparable 2025 period.

Research and Development expense was $3.3 million for the three months ended September 30, 2026 versus $2.9 million for the comparable 2025 period, an increase of 13%. This increase was largely due to increased external consulting expenses related to the Company’s new waveguide-based optical interconnect components being developed for CPO solutions.

Selling and Marketing expense was $1.6 million for the three months ended September 30, 2026 versus $1.1 million for the comparable 2025 period, an increase of 43%. This increase was largely due to increased external consulting expenses related to the Company’s new waveguide-based optical interconnect components being developed for CPO solutions.

General and Administrative expense for the three months ended September 30, 2026 was $2.5 million versus $2.6 million for the comparable 2025 period, a decrease of 3%.

For the third quarter ended September 30, 2026, the net loss attributable to common shareholders was $8.4 million or $0.10 per share as compared to a loss of $7.4 million or $0.09 per share for the third quarter of 2025.

Net cash used in operating activities was $6.7 million for the third quarter of 2026 versus $5.0 million for the comparable 2025 period. As of September 30, 2026, the Company had $9.2 million in cash and no current or long-term debt obligations.

Total operating expenses for the third quarter of 2026 were $7.6 million and included approximately $1.0 million of external consulting costs related to the Vuzix Causeway platform, which the Company does not expect to recur. Excluding these costs, operating expenses were approximately $6.6 million, approximately 7% below the third quarter of 2025, and the Company expects fourth-quarter operating expenses to be in the mid-$6 million range.

Management Outlook

“We are encouraged by the increasing breadth and pace of progress across our growth initiatives,” continued Mr. Travers. “In defense and security markets, we are executing upon awarded work and advancing additional opportunities involving advanced research, specialized optical systems and initial production programs. We have also begun shipping our first SHRIKE display platform units for customer evaluation and integration into their offerings.”

“On the OEM front, customers are approaching Vuzix with more defined applications, specific technical requirements and clearer commercial milestones. Our global automotive OEM customer has progressed to production-validation systems and procurement contract negotiations, while other customers continue to evaluate our various Ultralite OEM platform offerings. These developments reflect a meaningful shift toward customer-driven programs with more clearly defined paths to commercialization.”

“The Vuzix Causeway Optical Interconnect platform has evolved rapidly in the last 90 days, progressing from its introduction to physical evaluation samples to active engagements with more than 10 companies across the AI optical interconnect ecosystem. This momentum underscores the potential of our waveguide technology to now address emerging optical connectivity requirements in AI data centers. Our next priorities are characterizing integrated-link performance and converting these technical engagements into customer-funded development programs, establishing a potential pathway toward future production opportunities.”

“We believe the opportunity emerging around optical interconnects and co-packaged optics warrants continued strategic investment as we advance Causeway from initial evaluations toward integrated system demonstrations. The third quarter included approximately $1.0 million of external market assessment and consulting costs that we do not expect to recur, and we expect to continue advancing Causeway without a significant increase in development spending. By leveraging our existing waveguide expertise, intellectual property and manufacturing infrastructure, we believe we can make meaningful technical and commercial progress while maintaining a disciplined approach to capital allocation.”

“We have completed the installation and upgrades to our Rochester waveguide manufacturing facility, including improvements to processing, handling and production flow, while advancing high-index material processing and functional single-plate color waveguides toward customer qualification,” concluded Mr. Travers. “These capabilities, together with our established optical technologies and intellectual property, provide a common foundation for pursuing significant opportunities across defense, OEM smart glasses and AI optical interconnects. We believe the progress we are making today is laying the foundation for stronger financial performance and long-term shareholder value.”

Conference Call Information

Date: Thursday, November 12, 2026

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=o9t06kZp

Participating on the call will be Paul Travers, President and Chief Executive Officer, and Grant Russell, Chief Financial Officer, who will discuss operational and financial highlights for the quarter ended September 30, 2026.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on November 12, 2026, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13763592.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of AI-enabled Smart Glasses for enterprises as well as waveguides and advanced optical components for OEM and ODMs for their products in the defense, security, medical and AI glasses markets along with optical interconnect components for AI computing applications. Founded in 1997, Vuzix holds more than 500 patents and patents pending, along with numerous IP licenses covering optics, head-mounted displays and augmented reality wearables, and has received more than 20 Consumer Electronics Show awards for innovation. The Company is publicly traded on Nasdaq under the symbol VUZI and maintains operations in Rochester, New York, and Japan. For more information, visit the Vuzix website, X and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, improvements in the Company’s waveguides and their manufacturing capacity for both AI glasses and optical interconnect applications, existing and new defense engineering services programs and their eventual conversion to volume production OEM programs, defense orders and contract awards, the development of and customer engagements for the Vuzix Causeway platform, expected operating expenses and capital spending, future revenue and operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedarplus.ca or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com